Exhibit 10.2

LEASE

between

Peterson Ridge LLC,

as the Landlord

and

Adesto Technologies Corporation,

as the Tenant

LEASE

This Lease is dated November 2nd, 2015 and is between Peterson Ridge LLC, a Delaware limited liability company (“Landlord”), and Adesto Technologies Corporation, a Delaware corporation (“Tenant”).

1. Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the premises depicted in the site plan in Exhibit A, which are in the building that fronts on Peterson Way, Tannery Way, and Garrett Drive in the City of Santa Clara, California. The street address of the premises is 3600 Peterson Way. The building is on the property legally described in Exhibit B. Landlord and Tenant agree the premises contain 34,421 square feet of floor area and the building contains 75,841 square feet of floor area. Tenant has the right to enter and use the premises 24 hours a day, every day of the year. Tenant’s right to use the premises includes the exclusive right to use the parking spaces within the area identified as “Adesto Parking” in Exhibit A, and the right to use the patio area outside the premises shown in Exhibit A. Landlord reserves the rest of the parking spaces at the property outside of Tenant’s exclusive parking area for the exclusive use of the other tenant or tenants of the building. Landlord agrees to stripe the parking spaces in Tenant’s exclusive parking area with a different color from the rest of the parking spaces at the property and Tenant agrees to take all reasonable measures Landlord requests to keep its employees, customers, visitors, and other invitees from parking outside of Tenant’s exclusive parking area. Tenant also has the right to use all other common areas Landlord designates for the common use of all tenants of the building, in common with the other tenants, subject to any reasonable rules and regulations Landlord imposes. Landlord may expand, contract, or otherwise change the parking areas, drive aisles, other common areas, and the building at any time in its sole discretion, as long as doing so does not materially increase Tenant’s obligations or materially reduce its rights.

2. Delivery and Acceptance of Possession. Landlord hereby delivers possession of the premises to Tenant, and Tenant accepts possession of the premises, on the date of this Lease, in their “as-is” condition with all faults, but subject to Landlord’s obligation to complete the Landlord’s Work under the following section 3. Landlord represents that before the date of this Lease it replaced the roof in 2015 with a new Carlisle 60 mil white TPO roof membrane, which has a 5 year warranty, roughed in the underground plumbing for the restrooms, ran a camera through the existing plumbing line out to Peterson Way and observed that the line is clear, installed new metered switch gear in the main electrical room to separately meter the premises and extended the buss duct from the main electrical room to the premises. Landlord agrees to enforce any warranties of this work for Tenant’s benefit, or to assign to Tenant its warranty rights with respect to any of this work that is defective. Except for its representations in this section 2, Landlord disclaims, and Tenant waives, any express or implied representation or warranty about the condition of the premises or their suitability, safety, or fitness for any particular purpose. Other than the Landlord’s Work, Landlord has no obligation to do any work in the premises or to any other part of the building or the property in connection with delivering possession of the premises to Tenant or with Tenant’s occupying the premises for the conduct of its business.

3. Landlord’s Work. Landlord agrees, after the date of this Lease, to complete the following work (the “Landlord’s Work”): complete constructing the restroom core, complete constructing the electrical room, install exterior doors on the north and south sides of the premises where shown in Exhibit A, construct patio and related landscaping improvements where shown in Exhibit A, and install conduit and related infrastructure for an electric vehicle charging station serving up to 8 vehicles where shown in Exhibit A (Tenant agrees to provide and install the charging station, including all electrical wiring, as part of the Tenant’s Work, unless Tenant excludes electric vehicle charging stations from the Tenant’s Work). Tenant agrees to permit Permian, in its capacity as Landlord’s contractor for the Landlord’s Work, to enter the premises to complete the Landlord’s Work. Landlord agrees to cause Permian to complete the Landlord’s Work reasonably promptly to avoid delaying or interfering with the Tenant’s Work under section 4 of this Lease. Landlord will deduct its out-of-pocket cost of the Landlord’s Work and the previous market-ready improvements to the premises from the allowance under section 5 of this Lease before paying the remainder of the allowance to Tenant in accordance with section 5. Landlord agrees to indemnify and defend Tenant against all claims, liabilities, losses, damages and expenses for bodily injury or property damage that arise out of or in connection with the Landlord’s Work, including the cost of any repairs to the premises and bodily injury or property damage.

4. Tenant’s Work. Tenant agrees to plan and construct all tenant improvements in the premises that it requires, including installing new HVAC units and equipment, generally in accordance with the preliminary test fit plan in Exhibit C (the “Tenant’s Work”). The Tenant’s Work includes all alterations Tenant requires to the electrical system, heating, ventilation and air conditioning system, plumbing system, sprinkler and fire safety systems, utility services, building systems, equipment serving the premises, and its signs. As part of the Tenant Work, Tenant may convert one or more parking spaces within the Adesto exclusive parking area to an equipment pad in accordance with the plans Landlord approves under this section 4. Tenant agrees to complete the Tenant’s Work at its sole cost, but with reimbursement for part or all of the cost in the form of the allowance under section 5 of this Lease.

a. Plans. Tenant agrees to prepare and deliver its proposed preliminary plans and specifications for the Tenant’s Work to Landlord by October 1, 2015. Then, within 30 days after Landlord approves Tenant’s preliminary plans and specifications, Tenant agrees to deliver to Landlord its proposed detailed full and final architectural, mechanical, and electrical working drawings based on the approved preliminary plans and specifications. The final working drawings must show all tie-ins to the existing utility services at the building. Landlord is not obligated to provide additional utility capacity or tie-ins other than at existing locations, except to the extent they are specifically included in the Landlord’s Work. Landlord agrees to approve or disapprove each proposed set of preliminary or final plans and drawings within 10 business days after it receives them, and to give Tenant its reasons for any objection it has or changes it requires. Landlord agrees not to unreasonably withhold, delay, or condition its approval. If Landlord requires any changes to the plans and specifications or working drawings, Tenant agrees to deliver to Landlord, within 10 business days, plans and specifications or drawings revised to address Landlord’s objections. Tenant agrees the final working drawings must comply with all building codes and all other laws and ordinances that apply. Landlord’s approval of the final drawings is not an assurance that any work done in accordance with the approved final drawings will comply with all laws and ordinances or will satisfy Tenant’s objectives and needs.

b. Contracts, Budget, and Schedule. Tenant agrees to enter into a general contract with Permian Builders, Inc. for the Tenant’s Work on a form and on terms approved by Landlord, including the budget and schedule. Tenant also agrees to enter into architectural and engineering contracts for the design of the Tenant’s Work and any other contracts related to the Tenant’s Work on terms approved by Landlord. Tenant also agrees to submit to Landlord a sworn final construction cost statement signed by Permian that includes all permit fees, all architectural, engineering, and other professional fees, and any other lienable fees or charges, and any other contract or purchase order for any of the Tenant’s Work. Tenant agrees not to start the Tenant’s Work until Landlord approves the Permian contract, the budget, the sworn construction cost statement, and any other costs of the Tenant’s Work and Tenant enters into the approved contract or contracts.

c. Construction Manager. Landlord acknowledges Tenant intends to hire CBRE, Inc. or one of its subsidiaries as its construction manager for the Tenant’s Work.

d. Conditions to Beginning the Tenant’s Work; Permits. Tenant agrees not to start the Tenant’s Work until Tenant has submitted its building permit application, including all required drawings, to the city and gives Landlord a copy of the building permit application and evidence it has complied with the insurance requirements in Section 4.f. Tenant agrees to give Landlord a copy of the issued building permit within 2 business days after it receives it, and to promptly give Landlord copies of all other consents and approvals needed for the Tenant’s Work. Tenant acknowledges that if it starts work before the building permit is issued it may incur additional costs for plan check revisions. Landlord agrees to cooperate with all of Tenant’s and Permian’s reasonable requests for assistance and cooperation in obtaining permits, consents, and approvals.

e. Changes to the Tenant’s Work. Tenant agrees not to amend or supplement the construction contract, the sworn statement, or the approved final working drawings, or to approve any material change order, without Landlord’s written consent. Landlord agrees not to unreasonably withhold, condition, or delay its consent to any proposed change order, and to respond promptly, but not later than 10 business days after Tenant requests Landlord’s approval.

f. Standards for Performing the Tenant’s Work. Tenant agrees to complete the Tenant’s Work in accordance with the following:

i. Tenant agrees to complete the Tenant’s Work in a good and workerlike manner, in accordance with the building permit and all other approvals for the work, all building codes and ordinances, all other laws that apply, and in accordance with industry standards for similar tenant improvement work.

ii. Tenant agrees to obtain warranties from Permian against defects in workmanship and materials in favor of Landlord and Tenant for at least one year after the work is completed and the city has issued a final, unconditional certificate of occupancy for the premises. In addition, Tenant agrees to transfer or assign to Landlord all other warranties for any machinery, equipment, materials, or other items that are part of the Tenant’s Work.

iii. Tenant agrees to ensure that the work does not unreasonably interfere with the operation of the building, the other tenant’s use of its premises, or the other tenant’s use of its parking areas and the street accesses. Tenant agrees to comply with all reasonable rules and regulations Landlord imposes. Tenant agrees to cause its contractor to minimize dust, noise, odors, and construction traffic, and to protect the building and the parking areas, driveways, and other outdoor areas from damage. Tenant agrees to cause its contractor to keep all equipment and materials inside the premises and to deliver and load equipment and materials as Landlord directs.

iv. Tenant agrees to pay for any work, materials, or services Landlord provides at Tenant’s request in connection with the Tenant’s Work, or that Landlord provides at its discretion to cure or address any breach by Tenant of this section 4.

v. Tenant agrees Landlord and its architects, engineers, contractors, and other representatives may enter the premises to inspect the Tenant’s Work, both during and after construction.

vi. Tenant authorizes Permian and any other contractors, professionals, or suppliers it retains in connection with the Tenant’s Work to disclose to and discuss with Landlord all aspects of the Tenant’s Work, including cost, timing, status of completion, status of payment, status of lien waivers, identity of subcontractors and suppliers, insurance certificates and policies, any changes to the work, and any disputes, to the same extent as if Landlord were Tenant’s representative under the construction or other contract.

vii. Tenant agrees to make reasonable efforts to cause Permian and any other contractors, professionals, or suppliers to complete the Tenant’s Work in accordance with the approved schedule. Tenant agrees to give Landlord notice if the Tenant’s Work falls materially behind schedule, or if Tenant learns the Tenant’s Work may fall materially behind schedule in the future. Tenant agrees to give Landlord notice approximately 30 days before Permian expects to substantially complete the Tenant’s Work and to continue to notify Landlord of any changes in the expected substantial completion date.

viii. Tenant agrees to give Landlord at least 5 business days’ notice of any walkthrough inspection with Permian in connection with the substantial completion of the Tenant’s Work, and to schedule the walk-through with both Landlord’s representative and Permian. Tenant agrees to give Landlord a copy of the punchlist prepared in connection with the substantial completion of the Tenant’s Work and to continue to notify Landlord of progress in completing the punchlist items until the punchlist and Tenant’s Work are fully completed.

ix. Tenant agrees to give Landlord as built drawings of the work prepared by ArcTec within 30 days after the work is complete.

x. Landlord may run utility lines, pipes, conduits, duct work, and other mechanical and electrical systems where necessary or desirable through the premises, may repair, alter, replace or remove them, and may require Tenant to install and maintain proper access panels.

xi. Tenant agrees to impose on and enforce all terms of this section 4 that apply against Tenant’s architect and its contractors and subcontractors.

xii. If Tenant fails to complete the Tenant’s Work, or if Tenant fails to correct any defect in the Tenant’s Work, within a reasonable time after written notice from Landlord, Landlord may, at its option, complete the work or correct the defect, and Tenant agrees to pay Landlord the reasonable out-of-pocket cost of doing so within 10 business days after request. If Tenant fails to pay for any of the Tenant’s Work when due, Landlord may, at its option, make the payment on Tenant’s behalf, and Tenant agrees to reimburse Landlord within 10 business days after request.

xiii. Tenant agrees to indemnify and defend Landlord against all claims, liabilities, losses, damages and expenses that arise out of or in connection with the Tenant’s Work, including mechanic’s liens, the cost of any repairs to the premises or the building, and bodily injury or property damage.

g. Paying for the Tenant’s Work. Tenant agrees to pay each invoice for any cost of the Tenant’s Work when due and not to allow any lien to attach to the property as a result of the Tenant’s Work. Tenant agrees to direct Permian to copy Landlord on all invoices and requests for payment under the contract for the Tenant’s Work. Tenant agrees to collect lien waivers from Permian each for payment it makes under the Permian contract, and to deliver copies of the lien waivers to Landlord within 10 business days. At Landlord’s request, Tenant also agrees to collect lien waivers at each payment from all persons with lien rights other than Permian who provide more than $10,000 of lienable work, materials, or services. In addition, at Landlord’s request, Tenant agrees to enter into a disbursing agreement with a title insurance company under which the title insurance company will disburse all payments in accordance with customary construction loan procedures and collect lien waivers. If Landlord requires Tenant to enter into a disbursement agreement, Landlord agrees to pay the title company’s fees and Tenant’s reasonable out-of-pocket costs of disbursing through the title insurance company. Landlord may elect, in its sole discretion, to provide the allowance under section 5 to the title insurance company for application to the cost of the Tenant’s Work in accordance with the disbursing agreement and Landlord’s instructions, but Landlord has no obligation to do so. If the cost of the Tenant’s Work will exceed the portion of the allowance available to pay for the Tenant’s Work, Landlord may require Tenant to deposit the difference with the title company before the Tenant’s Work begins or at any later time.

h. Insurance. Tenant agrees to cause Permian to maintain, throughout the construction of the Tenant’s Work: (a) worker’s compensation and employer’s liability insurance with limits not less than required law; (b) commercial general liability insurance including owner’s and contractor’s protective and products/completed operations liability, in the amount of $2,000,000 per occurrence, naming Landlord and, at Landlord’s request, its lender, as additional insureds; (c) comprehensive automobile liability insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000 for each person in one accident, and $1,000,000 for injuries sustained by two or more people in any one accident and property damage liability of not less than $1,000,000 for each accident; (d) builder’s risk insurance on the causes of loss—special form covering the entire work to its full insurable value from the date the work starts until it is complete and Landlord obtains property insurance coverage for the Tenant’s Work. All policies except worker’s compensation must be endorsed to include as additional insured parties Landlord and, at Landlord’s request, its lender or any other person Landlord designates. The insurance policy endorsements must also provide that all additional insured parties will be given 30 days’ written notice of any reduction, cancellation or non-renewal of coverage and must provide that the insurance coverage afforded to the additional insured parties must be primary to any insurance carried independently by the additional insured parties. Additionally, where applicable, each policy must contain a cross-liability and severability of interest clause. Landlord has no obligation to obtain or maintain any form of property insurance, including builder’s risk insurance, with respect to the Tenant’s Work until after the Tenant’s Work is complete, Tenant delivers to Landlord a copy of the final, unconditional certificate of occupancy for the Tenant’s Work and any other required completed inspections and approvals, along with plans and specifications sufficient obtain property insurance covering the Tenant’s Work.

i. Ownership of Tenant Improvements. Each element of the Tenant’s Work will become Landlord’s sole property when it is installed or attached to the building, without any additional payment or other consideration from Landlord.

5. Allowance. Landlord agrees to reimburse Tenant for up to $2,521,051 of Tenant’s actual out-of-pocket costs of the Tenant’s Work. If the Tenant’s Work costs more than the allowance, Tenant agrees pay all of the excess cost when due. The allowance is available for Tenant’s architectural and design fees and permits for the Tenant’s Work, but not for any other soft costs, not for any moving costs, and not for any of Tenant’s trade fixtures, equipment, furniture, furnishings, telecommunications or other electronic equipment or wiring and cabling, or other personal property. Except for this allowance and Landlord’s agreement in the next paragraph to pay up to $5,163.15 of the cost of Tenant’s preliminary fit test, Landlord has no obligation to pay or reimburse Tenant for any costs of constructing improvements, moving, buying, leasing, or installing any fixtures, equipment, or inventory, or otherwise occupying and opening for business in the premises.

Landlord also agrees to pay up to $5,163.15 of the cost of Tenant’s preliminary fit test, within 30 days after Tenant submits ArcTec’s invoice for the preliminary fit test.

Landlord agrees to pay the allowance in a single payment within 30 days after Tenant: (a) occupies and begins conducting business in the premises; (b) fully completes the Tenant’s Work, including all punchlist work; (c) gives Landlord copies of the final, unconditional certificate of occupancy and Permian’s certificate of substantial completion; (d) delivers to Landlord the warranties required by section 4.f.ii; (e) gives Landlord a final list of all persons who have provided labor, material, or lienable services for the Tenant’s Work; (f) pays for the Tenant’s Work in full and delivers full and final lien waivers from Permian and all other contractors, subcontractors, suppliers, and others who provided $10,000 or more of lienable labor, material, or services related to the Tenant’s Work or Tenant’s occupancy of the premises, and (g) delivers a written request for the allowance with any documentation of the Tenant’s Work costs Landlord reasonably requests. Landlord agrees to give Tenant reasonably detailed written backup documentation for the cost of the Landlord’s Work paid for out of the allowance.

6. Term. The term of this Lease starts on the date of this Lease and will end on July 31, 2023. Landlord grants Tenant one option to extend the term of this Lease by 5 years to July 31, 2028 by written notice to Landlord delivered no earlier than July 31, 2022 and no later than November 1, 2022, but Tenant may exercise the option only if it is occupying all or substantially all of the premises and no Event of Default exists when it delivers the extension notice. The extension option is personal to Adesto Technologies Corporation and is not transferrable or assignable to any person other than a person to whom Tenant may assign this Lease without Landlord’s consent under section 23. The terms of this Lease will remain the same during the extension term except that Tenant agrees to pay Net Rent during the extension term at the prevailing market triple net rent rate for premises of similar size, quality, and location, taking into account all relevant factors, and determined as of November 1, 2022. Tenant’s option will automatically expire if Tenant does not exercise it on or before November 1, 2022, time being of the essence, and Tenant may not revoke an extension notice after having delivered it. If Tenant exercises the extension option and Landlord and Tenant do not agree in writing on the prevailing market rent within 30 days, the Net Rent for the extension term will be determined as follows:

Each of Landlord and Tenant will appoint an arbitrator by written notice to the other within 60 days after Tenant exercises the option. If one party does not, the one appointed arbitrator will make the determination alone. If both Landlord and Tenant appoint arbitrators, the two arbitrators will, within 10 days after being appointed, appoint a third arbitrator by notice to both Landlord and Tenant.

Within 30 days after the third arbitrator is appointed, the three arbitrators will attempt to agree on the prevailing market rate in accordance with this section. If two or all three of the arbitrators agree on the prevailing market rate within the required 30-day period, the prevailing market rate they agree on is the final prevailing market rate under this section. If none of the arbitrators agree, the prevailing market rate will be the average of their three opinions, except that (a) if only one of either the low opinion or the high opinion is more than 15% higher or lower than the middle opinion, it will be discarded and the prevailing market rate will be the average of the two remaining opinions, and (b) if both the low and high opinions differ from the middle opinion by more than 15%, the middle opinion will be the prevailing market rate.

The arbitrators’ determination of the prevailing market rate in accordance with this section will be final and will bind Landlord and Tenant. Each party agrees to pay the fees of the arbitrator it appoints, and they agree to split the fees of the third arbitrator. Each arbitrator must be a licensed real estate broker with at least 10 years of continuous experience as a leasing broker for office and industrial property in Silicon Valley. The arbitrators have no power or authority to add to or modify anything in this Lease.

7. Rent.

a. Net Rent. Tenant agrees to pay monthly net rent (“Net Rent”) to Landlord in the following amounts during the following periods:

Period	Monthly Net Rent	Monthly Net Rent per square foot
Date of this Lease through July 31, 2016, but Landlord may shorten this free Net Rent period under the following paragraph	none	none
August 1, 2016 through February 28, 2017, but Landlord may advance the date on which Tenant starts paying Net Rent under following paragraph	$92,937	$2.70000
March 1, 2017 through February 28, 2018	$95,725	$2.78100
March 1, 2018 through February 28, 2019	$98,597	$2.86444
March 1, 2019 through February 29, 2020	$101,554	$2.95035
March 1, 2020 through February 28, 2021	$104,601	$3.03887
March 1, 2021 through February 28, 2022	$107,739	$3.13004
March 1, 2022 through February 28, 2023	$110,971	$3.22393
March 1, 2023 through July 31, 2023	$114,300	$3.32065

b. Landlord may, in its sole discretion, elect at any time to shorten the free Net Rent period in the first row of this table and advance the date in the second row on which Tenant will first owe Net Rent to any earlier date, but not earlier than March 1, 2016, by notice to Tenant together with a payment to Tenant, in immediately available funds, equal to the additional Net Rent Tenant will owe as a result, with no discount. For example, if Landlord elects to advance the date on which Tenant will start owing Net Rent to July 1, 2016, Landlord will pay Tenant $92,937.

c. Operating Costs. In addition to Net Rent, Tenant agrees to pay its share of Operating Costs to Landlord, starting on March 1, 2016 and throughout the rest of the term. Tenant’s share of Operating Costs is 45.386%, based on the ratio of the floor area of the premises to the floor area of the whole building. Tenant agrees to pay its share of Operating Costs in monthly installments that are due and payable in advance on or before the first day of each calendar month, in the estimated amounts in Landlord’s invoices to Tenant, subject to annual reconciliation under section 7.c.

Subject only to the limitations in the third paragraph of this section 7.b, “Operating Costs” means all costs Landlord pays or incurs in connection with owning, managing, operating, maintaining, repairing, preserving, and replacing the property, including all costs of: (1) sweeping, cleaning, and landscaping; (2) collecting and disposing of garbage and recycling from the common areas and all leasable premises, except that if Landlord bills Tenant separately for garbage and recycling collection from the premises, Operating Costs will exclude the cost of garbage and recycling collection from the other leased premises in the property, and except that the denominator of the Tenant’s share for the purposes of garbage and recycling collection costs will be the leased areas of the property; (3) water and sewer service for the entire property, including all leased premises; (4) all other utility services consumed at the property outside of leased premises; (5) security, traffic control, and parking enforcement; (6) wages for operating, maintaining, repairing, replacing, and managing the property and all related payroll taxes, benefits, workers’ compensation insurance, unemployment insurance, disability benefits insurance, and similar contributions; (7) operating, maintaining, repairing, and replacing the exterior common areas, any interior common areas, building signs and sign monuments, building systems and equipment that do not exclusively serve one tenant, utility lines and equipment that do not exclusively serve one tenant, the roof, exterior walls, load bearing walls and columns, foundations, floors, and other structural components of the building, except that capital costs that exceed $20,000 per item will be amortized in accordance with in the next paragraph of this section 7.b; (8) engineering, accounting, legal, and other consulting and professional services; (9) taxes, assessments, and other governmental charges, general and special, ordinary and extraordinary, imposed with respect to the property, any rent, or the parking areas or parking spaces, and all costs of contesting any taxes or assessments; (10) insurance Landlord maintains for the property, including insurance consultant costs, premiums, and deductibles; and (11) a property management fee equal to 3% of Tenant’s Net Rent.

Notwithstanding the definition of “Operating Costs” in the preceding paragraph, all capital costs that exceed $20,000 per item will be amortized over Landlord’s reasonable estimate of the economic life of the item, together with interest on the unamortized cost at the interest rate charged by Landlord’s mortgagee, if any or, at Landlord’s election, at the Wall Street Journal Prime Rate. Also notwithstanding the definition in the preceding paragraph, Operating Costs do not include the cost of: (a) any violation of law by Landlord or any other tenant or their agents, employees, or contractors; (b) work paid for under warranties or guarantees, by insurance proceeds, by condemnation proceeds, by other tenants, or by any other person; (c) depreciation or interest, amortization, or other payments on loans, equipment leases or ground leases; (d) expense reserves; (e) leasing commissions and other similar payments paid to Landlord’s agents, employees, or independent brokers; (f) attorney, accounting, consulting, and other professional fees for negotiating or enforcing leases, obtaining or negotiating financing, marketing or selling all or any part of the property, zoning proceedings or actions, or that otherwise relate solely to other tenants at the property; (g) any construction, renovation, or improvement of leasable space for other tenants of the property; (h) any items and services for which Tenant otherwise reimburses Landlord; (i) advertising, marketing, and publicity; (j) cleaning up, investigating, monitoring, remediating, or removing hazardous substances, except for the cost of purchasing, using, handling, and disposing of hazardous substances in the ordinary course of operating, maintaining, cleaning, and repairing the property; (k) wages, compensation, and labor burden for any employee to the extent the employee’s time is not devoted to the property; (l) penalties or interest from Landlord’s late payment of taxes or any other amount; (m) any succession, transfer, gift, capital levy, or corporation tax levied against Landlord; (n) any real estate transfer tax, mortgage lien tax, documentary stamp tax, or recording fees; or (o) construction defects in the premises or the building.

d. Prepaid Rent. Tenant agrees to pay to Landlord $105,363 as prepaid rent within 3 business days after the date of this Lease. Landlord agrees to apply the prepaid rent to the first installment or installments of Net Rent and Operating Costs.

e. Annual Statements. Landlord agrees to deliver to Tenant a statement of the Operating Costs for each year during the term within 180 days after the end of the year. If an annual statement reveals that Tenant paid more than its share of Operating Costs for the year the annual statement covers, Landlord agrees to either credit or reimburse Tenant for the excess, at its option, within 30 days, except that if the term has expired, Landlord may apply the excess to any unpaid rent or to cure any default by Tenant, and Landlord agrees to reimburse any remaining amount to Tenant within 30 days after Tenant satisfies all of its obligations and liabilities under this Lease. If an annual statement reveals that Tenant paid less than its actual share of Operating Costs for the year the annual statement covers, Tenant agrees to pay the deficiency to Landlord within 30 days after it receives the annual statement. Tenant and its representatives may review Landlord’s records of Operating Costs for the year covered by an annual statement and challenge the annual statement with a specific written objection or objections to Landlord within 90 days after it receives the annual statement. Tenant waives any objections to an annual statement that it does not make in writing within the 90-day objection period.

f. Payment of Rent and Application of Payments. Tenant agrees to pay all rent to Landlord without any notice or demand except to the extent this Lease provides to the contrary, and without any abatement, deduction, credit, or offset. Tenant’s obligation to pay rent is independent from Landlord’s obligations and liabilities under this Lease and from Landlord’s warranties and representations, express or implied, that relate in any way to this Lease or the premises. Landlord may, in its sole discretion, apply any payments from Tenant to any rent Tenant then owes in any order Landlord elects, in its sole discretion. Landlord’s acceptance of any check or other payment in partial payment of any past-due rent does not waive Landlord’s right to receive all past-due rent in full and does not waive Landlord’s right to evict Tenant or exercise any other right or remedy Landlord has with respect to any past-due rent or other default by Tenant.

g. Late Fees. If Tenant fails to pay any rent when due and the failure is an Event of Default, Tenant agrees to pay Landlord on demand a late charge of 5% of the overdue amount plus interest at 1% per month until paid. This late charge and interest are in addition to all of Landlord’s other rights and remedies and are not liquidated damages.

8. Security Deposit. Tenant agrees to pay Landlord a $114,300 security deposit within 3 business days after the date of this Lease to secure Tenant’s obligations under this Lease. The security deposit is not an advance payment of rent or a measure or limit of Landlord’s damages for any default. Landlord may, whenever an Event of Default exists, use all or a part of the security deposit to satisfy any of Tenant’s obligations. If Landlord applies any of the security deposit, Tenant agrees to restore the security deposit to its original amount within 10 days after request. Landlord agrees to return the unapplied part of the security deposit to Tenant within 30 days after the term expires or this Lease is terminated, no Event of Default then exists, and Tenant has surrendered the Premises in the condition required by this Lease. Landlord has no obligation to segregate or hold the security deposit separate from Landlord’s other funds. Tenant is not entitled to any interest on the security deposit. If Landlord transfers its interest in the premises and transfers the security deposit to the new landlord, it will have further liability to Tenant with respect to the security deposit.

9. Utilities. Tenant agrees to pay for all utilities used in the premises and in Tenant’s signs, starting on the date of this Lease and throughout the term. Landlord agrees to cause all utilities to be separately metered at its sole cost and Tenant agrees to set up accounts for the premises in its name and pay for all utility services directly to the utility provider, including with any related taxes or fees. Landlord is not liable for any interruption or failure of utility services, including data communication and telephone service, except that rent will abate to the extent Landlord or its employees or contractors negligently or willfully interrupt any utility services and the interruption makes the premises untenantable.

10. Permitted Use. Tenant may use the premises for general office purposes, research and development, and any other related lawful uses, but not for any other purpose. Tenant agrees to comply with all laws that apply to its use of the premises, at its sole cost. Tenant agrees not to do anything that is a nuisance or disturbs or endangers any other tenant of the building, or to unreasonably interfere with any other tenant’s use of its premises or the common areas. Tenant agrees not to permit the premises to be used for any purpose or in any manner that would void the insurance on the building or increase its premiums.

11. Signs. Tenant may install its sign, at its sole cost, on the front of the premises above the front entrance facing Peterson Way in accordance with plans approved by Landlord in its reasonable discretion, and may also install a sign on the monument at the corner of Peterson Way and Tannery Way. Tenant agrees to obtain Landlord’s approval of its signs, including the location, size, design, quality, colors, materials, means of attachment, lighting, and illumination, if permitted. Tenant also agrees to obtain the city’s approval and any other governmental approval required for its signs. Tenant agrees to comply with the city’s sign permits and any other laws that apply, at its sole cost. Tenant may not install any other signs at the property without Landlord’s consent. Tenant agrees to keep its signs in good repair at its sole cost.

12. Landlord’s Maintenance. Landlord agrees, at its cost, but with reimbursement from Tenant for all of the following that are Operating Costs, to maintain in good repair, except for reasonable wear and tear and casualty, the common areas, the exterior of the building, and all structural elements of the building, including footings, the foundation, the walls, and the roof, making all necessary repairs and replacements, whether ordinary or extraordinary, structural, or nonstructural. In addition, except for the regular preventive maintenance and service for which Tenant is responsible under section 13, Landlord agrees to make all repairs to and replacements of the electrical, plumbing, heating, ventilation, air conditioning, and other building systems that serve the premises. Landlord’s obligation under this section is limited to only the repairs this section requires Landlord to make and Landlord is not liable for any damages or injury due to any condition or occurrence that causes a need for such repairs. Tenant waives all rights under and benefits of California Civil Code Sections 1932(1), 1941, and 1942 and under any similar law.

13. Tenant’s Maintenance. Tenant agrees, at its sole cost, to maintain all of the interior, non-structural elements of the premises in good order and condition, and to repair and replace, as required, the interior of the premises, including all fixtures and equipment in the premises, all windows, doors and entrances, signs, floor coverings, the interior surfaces of all walls, all non-structural walls, ceilings, light bulbs, lighting fixtures, and ballasts. Tenant also agrees to perform regular preventive maintenance and service of the plumbing, electric, sprinkler, life safety, heating, ventilation, and air conditioning systems and equipment that serve only the premises, and any utility lines and equipment that serve only the premises up to the point beyond the meter where they connect to the main lines. Tenant agrees, at its sole cost, to enter into a regularly-scheduled preventive maintenance and service contract with a maintenance contractor approved by Landlord for servicing the heating, ventilation, and air conditioning systems and equipment that serve only the premises. The maintenance and service contract must require that the filters be changed at least every 90 days and must include all other services the equipment manufacturer recommends. Tenant agrees to deliver a copy of each service contract to Landlord for Landlord’s approval. Landlord agrees to directly or indirectly provide the benefit of all warranties held by Landlord associated with items in Tenant’s maintenance obligations under this section. Landlord agrees not to unreasonably withhold, condition, or delay its approval of Tenant’s contractor or service contract. Tenant agrees to provide and install all replacement lights and light fixtures for the premises and for its signs. Except to the extent Landlord provides garbage removal, Tenant agrees to provide and pay for all garbage removal from the premises. If Landlord designates a garbage removal service at a commercially reasonable cost, Tenant agrees to use that service and pay Tenant’s share of the cost on the first day of each calendar month in advance.

14. Tenant Alterations. Tenant agrees not to make any alterations to the premises without Landlord’s written consent, which Landlord agrees not to unreasonably withhold, condition, or delay, except that Tenant may make alterations to the interior of the premises without Landlord’s consent, but after at least 10 days’ notice to Landlord, to the extent the alterations: (a) do not cost more than $50,000 in the aggregate during any 12-month period; (b) are nonstructural and do not involve any penetrations of the walls or roof, or any alterations to the electrical, plumbing, or HVAC systems that would materially affect the load on, or performance of such systems; and (c) are performed in accordance with all applicable laws. Before starting any alterations, Tenant agrees to give Landlord any security Landlord reasonably requires to ensure that the work will be paid for without mechanics liens. All alterations Tenant makes will automatically become part of the premises and Landlord’s property when they are installed. Before it makes any alteration, Tenant may request whether Landlord will require the alteration to be removed from the premises at the end of the term. If Landlord either agrees in writing not to require the alteration to be removed, or does not respond to Tenant’s written request within 20 days, Tenant may leave the alteration in the premises at the end of the term.

15. Liens. Tenant agrees it has no authority, express or limited, to create or place any lien or encumbrance of any kind on the property. Tenant agrees to pay when due all costs of any labor, materials, or services provided to Tenant or for Tenant’s benefit, and Tenant agrees to indemnify and defend Landlord against all losses and costs, including reasonable attorney fees, that result from any such lien or other claim against the property. If Tenant receives a preliminary 20-day notice under California Civil Code Section 3097, Tenant agrees to give Landlord a copy within one business day. If a lien is filed because of any labor, material, or services provided to Tenant or for Tenant’s benefit, Tenant agrees to give Landlord notice within one business day and to remove the lien by bonding over it, by paying it off, or by any other means within 10 days. If Tenant does not remove the lien, Landlord may remove it, by paying it off or by any other means, and Tenant agrees to pay Landlord the cost of doing so within 10 days after demand, including reasonable attorney fees.

16. Tenant’s Insurance. Tenant agrees, at its sole cost, to maintain throughout the term: (a) commercial general liability insurance on an occurrence basis with limits of at least $1,000,000 per occurrence and $3,000,000 aggregate, including coverage for bodily injury, property damage, personal injury, and contractual liability under this Lease; (b) property insurance covering Tenant’s personal property and equipment in the premises; (c) worker’s compensation insurance in the amount the State of California requires and employer’s liability coverage in the amount of $1,000,000 per accident, $1,000,000 per disease, $1,000,000 per employee; and (d) automobile liability insurance including coverage for owned, hired, and non-owned automobiles, with a waiver of subrogation in Landlord’s favor. The liability and property insurance must name Landlord and any mortgagee Landlord designates as additional insureds. All insurance policies must be written by insurance companies licensed to do business in the State of California and have an A.M. Best’s rating of A-VII or better. Tenant agrees to deliver to Landlord, on or before the date of this Lease, certificates of insurance evidencing the insurance this Lease requires Tenant to maintain. Tenant agrees to make reasonable efforts to notify Landlord in writing 30 days before any cancellation, non-renewal, or material change in coverage. Tenant also agrees to deliver to Landlord, as early as is practicable, certificates of a renewal or replacement policy. All insurance, except for the workers’ compensation and employer’s liability insurance, must be primary, without right of contribution from any insurance Landlord maintains, whose insurance is excess insurance only. Any umbrella or excess liability policy must provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance Tenant maintains do not limit Tenant’s liability under this Lease.

17. Landlord’s Insurance. Landlord agrees to maintain special form property insurance for the full replacement value of the building, including the Landlord’s Work and the Tenant’s Work. Neither Tenant nor any of its affiliates or subtenant is liable to Landlord for any loss or damage that results from any cause covered by Landlord’s property insurance. Landlord’s property insurance may include rent loss coverage, flood insurance, and earthquake insurance, but Landlord has no obligation to maintain any of those coverages. Landlord is not obligated to insure any alterations Tenant constructs or installs.

18. Indemnification. Tenant agrees to indemnify and defend Landlord against all demands, claims, actions, proceedings, suits, judgments, damages, costs, and expenses, including reasonable attorney fees and costs through all appellate levels, from claims by others related to an occurrence in the premises or Tenant’s use or occupancy of the premises. Subject to the preceding sentence, Landlord agrees to indemnify and defend Tenant against all demands, claims, actions, proceedings, suits, judgments, damages, costs, and expenses, including reasonable attorney fees through all appellate levels, from claims by others related to an occurrence in the common areas of the property. But a party’s obligations under this section apply only to the extent it receives prompt notice and has the opportunity to handle the defense and settlement of the claim. An indemnifying party may not settle a claim that requires any payment by the indemnified party without the indemnified party’s written consent. An indemnified party may associate in the defense of any claim at its own expense.

19. Waiver and Release. Tenant, for itself and for anyone claiming through or under it by way of subrogation or otherwise, waives all claims against Landlord related to, and releases Landlord from, any loss of or damage to any property in, on, or about the premises due to any cause, including Landlord’s negligence, but only to the extent the claim is or would be covered by insurance Tenant maintains or is required to maintain under this Lease. Landlord, for itself and for anyone claiming through or under it by way of subrogation or otherwise, waives all claims against Tenant related to, and releases Tenant from, any loss of or damage to the property due to any cause, including Tenant’s negligence, but only to the extent the claim is or would be covered by insurance Landlord has maintains or is required to maintain under this Lease.

20. Landlord’s Right to Enter. Tenant agrees Landlord and its authorized representatives may, after reasonable notice, except in the case of an emergency, enter the premises at all reasonable times to inspect the premises, to perform any obligations this Lease requires or permits Landlord to perform, to show the premises to prospective purchasers and tenants, and to current and prospective investors and lenders, to post appropriate notices, to maintain, repair, or alter the premises or any other parts of the building, and to cure any default by Tenant. In entering the premises under this section, Landlord agrees to make reasonable efforts to minimize any interference with Tenant’s business use of the premises.

21. Damage or Destruction. If fire or another casualty makes the premises untenantable, Landlord agrees to give Tenant written notice within 60 days of how long Landlord anticipates it will take to substantially restore the premises and the common areas. If Landlord’s notice states it cannot substantially restore the premises and the common areas within 270 days of the casualty, either Landlord or Tenant may terminate this Lease by written notice to the other within 10 days after Landlord delivers its casualty repair notice. Landlord may also terminate this Lease if the damage occurs during the final 18 months of the term, except that Tenant may void the termination by exercising any remaining unexercised option to extend the term by written notice to Landlord within 10 days after it receives Landlord’s termination notice. If neither party terminates the Lease under this section, Landlord agrees to restore the damaged areas to substantially their same condition before the casualty, except that Landlord is not obligated to restore any alterations Tenant has made to the premises, and except that Landlord’s obligation to restore is limited to the amount of the actual net insurance proceeds it receives plus its deductible, or that it would have been entitled to receive if Landlord had maintained the property insurance this Lease requires it to maintain, plus its deductible. If any mortgagee refuses to release the proceeds of any property insurance to restore the premises, Landlord may terminate this Lease by written notice to Tenant. Each of Landlord and Tenant waives its rights under California Civil Code sections 1932(2) and 1933(4), which permit the termination of a lease upon destruction of the leased premises, and agrees that this section 20 governs with respect to any damage to or destruction of the premises or any other part of the property. If a casualty makes the premises untenantable and this Lease is not terminated, rent will abate as long as the premises are untenantable. If the premises are not actually substantially restored within 270 days after the casualty, Tenant may terminate this Lease on 30 days’ written notice to Landlord before the premises are substantially restored, but Landlord may void the termination notice by substantially completing the restoration within 30 days after the termination notice.

22. Condemnation. If any substantial part of the property is permanently taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu of condemnation, and the taking would materially interfere with Landlord’s use of the building or Tenant’s use of the premises, this Lease will terminate when the condemning authority acquires possession. If part of the property is taken by right of eminent domain, or by private purchase in lieu of condemnation, and this Lease is not terminated under this section, this Lease will remain in effect, but if the taking makes the premises temporarily untenantable, rent will abate until the damage is restored and the premises are again tenantable. Tenant waives any claim against Landlord or the condemning authority for the value of its property or its leasehold estate or the unexpired term, or any other damages arising out of such taking or purchase, except that Tenant may claim from the condemning authority any separate award or compensation for its relocation expenses and the value of its movable personal property in the premises. Tenant’s rights under this section are its sole and exclusive rights with respect to any taking. Tenant waives the benefit of any law that gives Tenant any abatement or termination rights or any right to receive any payment or award in connection with any taking other than the rights this section gives Tenant. If any award or compensation paid to either party specifically includes an award or amount for the other, the party who receives the award or compensation will promptly account for it to the other. But if the holder of any mortgage that covers the premises requires that the proceeds of any condemnation award be applied to such indebtedness, Landlord may terminate this Lease by written notice to Tenant. Each of Landlord and Tenant waives its rights under Section 1265.130 of the California Code of Civil Procedure, which allows either party to petition the Superior Court to terminate this Lease in the case of a partial taking of the premises.

23. Assignment, Subletting, and other Transfers. Tenant agrees not to assign or pledge its interest in this Lease or sublease any or all of the premises, whether voluntarily or by operation of law, or permit anyone else to use or occupy the premises, without Landlord’s written consent, which Landlord agrees not to unreasonably withhold, condition, or delay, except that (a) Landlord agrees Tenant may, without Landlord’s consent, assign this Lease or sublease the premises to a parent, subsidiary, or other entity that owns and controls, or is owned and controlled by, Tenant, or is under common ownership and control with Tenant, or that acquires all or substantially all of Tenant’s assets and will continue to carry on Tenant’s business at the premises, and (b) Tenant agrees that if the proposed assignee or a proposed subtenant of all or substantially all of the premises is not an affiliate or successor described in the preceding clause (a), Landlord may, instead of granting its consent, terminate this Lease by written notice to Tenant, effective on the proposed date of the assignment or sublease. This transfer restriction will bind any assignee or subtenant and includes any assignment or transfer that results from a merger, consolidation, reorganization, transfer, or other change in Tenant’s organizational structure or status, including any transfer of any direct or indirect ownership interest in Tenant or in any beneficial owner of Tenant. Without limiting Landlord’s discretion, it will be reasonable for Landlord to withhold its consent if, in Landlord’s good faith judgment: (1) the financial strength of the proposed assignee or subtenant and any proposed guarantor is less than Tenant’s financial strength on the date of this Lease, or the proposed assignee or subtenant does not have the financial strength to perform its obligations under this Lease or any proposed sublease; (2) either the proposed assignee or subtenant, or any person who directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant, occupies space in the building, or is negotiating with Landlord to lease space in the building; or (3) the proposed assignee does not sign and deliver an assumption and attornment agreement, or a proposed subtenant does not sign and deliver an attornment agreement, in each case reasonably acceptable to Landlord. Landlord’s consent to any one assignment or transfer is not consent to any other assignment or transfer.

If Tenant subleases any or all of the premises, Tenant agrees that Landlord is entitled to receive 50% of all rent under the sublease in excess of the rent due under this Lease with respect to the subleased premises, net only of any broker’s commission, any reasonable costs for alterations or tenant improvements, and other reasonable transaction costs, which will be amortized over the remaining term of this Lease on a straight-line basis without interest.

Notwithstanding any assignment by Tenant of its interest in this Lease, either with or without Landlord’s consent, Tenant agrees it will remain directly and primarily liable for all of the Tenant’s obligations and liabilities throughout the rest of the term after the assignment, including the obligation to pay all rent when it comes due. Whenever an Event of Default exists and any or all of the premises is subleased, Landlord may, in addition to any other remedies, collect directly from the subtenant the rent due under the sublease and apply it against the rent due under this Lease, but no such collection releases Tenant from its obligations and liabilities under this Lease.

If Tenant requests Landlord’s consent to any transfer, Tenant agrees to pay Landlord $500 for Landlord’s internal costs for considering such request, and to also reimburse Landlord, promptly upon demand, for Landlord’s reasonable attorney fees.

24. Events of Default. Each of the following will be a default by Tenant under this Lease and an “Event of Default”:

a. Tenant does not pay any installment of rent when due, and does not cure the failure within 5 business days after written notice is delivered or deemed delivered to Tenant that the rent is past due, except that Tenant is only entitled to written notice once in each 12-month period, and it will be an Event of Default without notice to Tenant if does not pay any rent within 5 days after it is due and Landlord has, within the preceding 12 months, given Tenant a notice that any rent is past due.

b. Tenant or any guarantor of this Lease: becomes insolvent or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors; files a petition under any bankruptcy or insolvency law, or an involuntary petition is filed against it under any bankruptcy or insolvency law, and the petition is not dismissed within 60 days; has a receiver or trustee appointed for all or substantially all of its assets; makes an assignment for the benefit of creditors; or does not generally pay its debts as they become due.

c. Tenant does not remove any lien when this Lease requires.

d. Tenant defaults on any of its obligations under this Lease other than those described above in sections 24.a through 24.c, and does not cure the default within 30 days after written notice is delivered or deemed delivered to Tenant, except that if the default cannot reasonably be cured within that 30-day period, an Event of Default will not exist as long as Tenant commences an effective cure within the 30-day period and diligently completes the cure within 60 days after Landlord’s notice.

25. Remedies. Whenever an Event of Default exists, Landlord may, at its election in its sole discretion and in addition to all other remedies available at law or in equity, terminate this Lease by written notice to Tenant or terminate Tenant’s right to possession only, without terminating this Lease.

a. Re-Entry without Termination. If Landlord terminates Tenant’s right to possession when an Event of Default exists, Tenant agrees to surrender possession of the premises to Landlord free of all rights of occupancy and in the condition this Lease requires at the end of the term. If Landlord terminates Tenant’s right to possession and Tenant does not surrender possession free of all rights of occupancy, Landlord may evict Tenant and any other occupant in accordance with California law without being liable for prosecution or any claim for damages. No eviction, and no reentry or accepting or taking possession of the premises by Landlord is an election by Landlord to terminate this Lease, and Tenant waives any claim that Landlord has terminated this Lease unless Landlord delivers an express written notice to Tenant that it is terminating this Lease. As allowed by law and without waiving any of Tenant’s statutory rights to the contrary, upon any termination of Tenant’s right to possession of the premises without terminating this Lease, Landlord may, at Landlord’s sole option, enter the premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession of the premises without the entry and possession terminating this Lease or releasing Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay rent, for the full Term. Landlord may, but need not, re-lease all or any part of the premises for any rent and on any terms in its sole discretion, including re-leasing the premises as part of a larger area and changing the character or the use of the premises, and Landlord is not required to accept any proposed replacement tenant that Tenant offers, or to observe any instructions

Tenant gives about re-leasing. Landlord may repair and alter the premises to the extent Landlord deems necessary or desirable, in its reasonable discretion. All rent and other sums Landlord receives from any re-leasing will be applied as follows: first, to any indebtedness other than rent that Tenant owes Landlord; second, to pay for repairs to the Premise; third, to pay Landlord’s reasonable expenses of re-leasing, including unamortized broker commissions, reasonable attorney fees, and reasonable lease inducements, such as moving allowances; fourth, to rent that is due or past due; and Landlord will hold the rest, if any, and apply it to future rent that comes due. If the rent Landlord receives from re-leasing during any month is less than the rent Tenant owes under this Lease for that month, Tenant agrees to pay the deficiency to Landlord, on a monthly basis. Notwithstanding any re-entry by Landlord, Landlord may at any later time terminate this Lease for the previous breach by giving Tenant a written termination notice. If Landlord evicts Tenant, Landlord agrees to list the premises for lease with a broker and to consider any offer to lease in the ordinary course of business as if this Lease had expired when scheduled and Tenant had no remaining obligations to Landlord. Tenant agrees that doing so will satisfy any obligation Landlord has to mitigate its damages and waives any other mitigation obligation.

b. Terminate Lease. Landlord may terminate this Lease at any time an Event of Default exists, including at any time after Tenant’s right to possession has been terminated, by a written notice to Tenant that expressly terminates this Lease. If Landlord terminates this Lease and Tenant has not already surrendered possession of the premises: (1) Tenant’s right to possession of the premises will terminate; (2) Tenant agrees to vacate and surrender possession of the premises to Landlord in the condition this Lease requires at the end of the term; (3) Landlord has the immediate right of entry and may remove all persons and property from the premises and exercise all rights and remedies of a landlord under California Civil Code Section 1951.2 or any successor code section; and (4) Tenant agrees to pay Landlord on demand all damages Landlord incurs as a result of Tenant’s default, including (a) the cost of recovering the premises, (b) the worth at the time of award of the unpaid rent that had been earned at the time of termination, (c) the worth at the time of award of the amount by which the unpaid rent that would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided, (d) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rent loss Tenant proves could be reasonably avoided, and (e) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of events would be likely to result from Tenant’s failure to perform its obligations under this Lease. The “worth at the time of award” of the amounts referred to in clauses (b) and (c) of the preceding sentence is computed by allowing interest at 1% per month. The “worth at the time of award” of the amount referred to in clause (d) above will be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1% per year. Tenant waives Section 1179 of the California Code of Civil Procedure, which allows Tenant to petition a court of competent jurisdiction for relief against forfeiture of this Lease. Landlord may store any property Landlord removes from the premises in a public or private warehouse or anywhere else at Tenant’s sole cost, which Tenant agrees to pay within 10 days after demand. If Tenant does not pay the cost of storing such property after it has been stored for 30 days or more, Landlord may sell any or all of the property at a public or private sale in any manner and at any times and places that Landlord, in its sole discretion, deems proper, without notice to or demand upon Tenant. Nothing in this section 25 limits or prejudices Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by law, regardless of whether such damages are greater than the amounts this section obligates Tenant to pay. If the fair market rental value of the premises for the remaining term exceeds the rent under this Lease, Landlord is solely entitled to the excess without offset against any amounts Tenant owes under this Lease.

c. Landlord’s Right to Cure. If Tenant fails to perform any of its obligations under this Lease beyond any notice and cure period, Landlord may, at Landlord’s option without any obligation to do so, and in its sole discretion as to whether it is necessary to do so, perform any such obligation on Tenant’s behalf, without any liability or responsibility for any loss or damage to Tenant or anyone holding under or through Tenant. If Landlord so performs any of Tenant’s obligations, Tenant agrees to pay Landlord all damages Landlord incurs as a result, including the cost of performing Tenant’s obligations, within 10 days after demand, plus a 10% administrative charge, plus interest from the date Landlord paid the cost at 1% per month.

d. Remedies are Cumulative. Landlord may exercise any other right or remedy allowed at law or in equity or by statute or otherwise, including all rights and remedies under California Civil Code Section 1951.4 or any successor Code section or any other California statute. If Tenant breaches or threatens to breach this Lease, Landlord may enjoin the breach or threatened breach and may invoke any right or remedy allowed at law or in equity or by statute or otherwise as though entry, reentry, summary proceedings and other remedies were not provided for in this Lease. Each remedy or right Tenant grants to Landlord in this Lease is cumulative and is in addition to every other right or remedy under this Lease, or at law or in equity or by statute or otherwise, and the exercise or the beginning of the exercise by Landlord of any one or more of such rights or remedies will not preclude Landlord from simultaneously or later exercising any or all other rights or remedies.

e. Enforcement Costs. If Tenant defaults under this Lease, Tenant agrees to pay Landlord, within 10 days after demand, all costs Landlord reasonably incurs in connection with enforcing Landlord’s rights or Tenant’s obligations under this Lease, including reasonable attorney fees, expert fees, court costs, and filing, service and recording fees. In any lawsuit or other proceeding between the parties, the party that loses agrees to pay the prevailing party all costs the prevailing party incurs in connection with the proceeding, including attorney fees, expert fees, court costs, and filing, service and recording fees.

f. Waivers, Venue. Tenant waives and relinquishes, to the fullest extent permitted by law, any right of redemption or reentry or repossession or to revive the validity and existence of this Lease if Tenant is dispossessed by a judgment or by order of any court having jurisdiction over the premises or the interpretation of this Lease, in case of any entry, reentry or repossession by Landlord, or in case of any expiration or termination of this Lease. Landlord and Tenant waive any right to a jury trial in any matter relating to this Lease, the use or occupancy of the premises or any other part of the property, or any claim of injury, loss, or damage. Venue on any action instituted with respect to any matter related to this Lease or the premises is proper only in Santa Clara County, California. If Tenant claims that Landlord has acted unreasonably or unreasonably delayed acting in any case where this Lease or any law requires Landlord to act reasonably or promptly, Tenant agrees that Landlord is not liable for any monetary damages and that Tenant’s sole remedy is to commence an action seeking an injunction or a declaratory judgment.

g. Landlord Default. Tenant agrees Landlord will not be in default under this Lease unless Landlord does not perform its obligations within 30 days after written notice by Tenant to Landlord, as long as Landlord diligently attempts to complete any emergency repairs it is obligated to perform under this Lease as soon as is commercially reasonable, and except that if Landlord’s obligations cannot reasonably be completed within 30 days, Landlord will not be in default if Landlord commences to perform within the 30-day period and diligently pursues the cure to completion. If Landlord does not cure a failure to perform any of its maintenance, repair, or replacement obligations under this Lease within the cure period under the preceding sentence, Tenant may perform the obligation on Landlord’s behalf after 10 days’ notice of the obligations it intends to perform, and Landlord agrees to reimburse Tenant for its reasonable out-of-pocket cost of doing so. Tenant waives and agrees that it has no right to offset any amounts Landlord owes it against any rent. Landlord’s liability to Tenant for any default by Landlord under this Lease is limited to Landlord’s actual interest in the property and Tenant agrees to look only to Landlord’s interest in the property, including sale proceeds, insurance proceeds, and rents, for the satisfaction of any liability. Tenant waives and agrees not to seek any recourse against any partner, member, shareholder, director, governor, officer, manager, agent, or employee of Landlord.

26. Hazardous Substances. Tenant acknowledges it has received the Environmental Site Assessment dated June 14, 2013 prepared by AllWest Environmental, Inc. as project number 13089.20. Landlord represents it has not received any updated or new environmental report since that report and is not actually aware of any matter that would change AllWest’s conclusions and recommendations in that report. Tenant agrees to comply with all laws that govern the generation, use, disposal, or release of hazardous substances. Tenant agrees not to knowingly generate, use, store, dispose of, or release any hazardous substances in the premises or at the property except in the ordinary course of Tenant’s business and in accordance with all laws. Tenant agrees not to install any above-ground storage tanks in the premises without Landlord’s consent. Tenant agrees not to install any underground tanks at the property. Tenant agrees to make all reports of any release of hazardous substances at the property of which it is aware to any governmental authority when required by law, and to give Landlord notice as soon as is practicable of any such report it makes to any governmental authority. Tenant agrees to give Landlord written notice of any other actual or suspected release of or contamination by hazardous substances at the property within 1 business day after Tenant becomes aware of the actual or suspected release or contamination. If Tenant or any other occupant of the premises generates, uses, disposes of, or releases any hazardous substances in the premises or anywhere else at the property in violation of any law, Tenant agrees to promptly complete all clean up remediation as required by any governmental authority and in accordance with Landlord’s reasonable requirements, and to indemnify and defend Landlord against all related claims, demands, and liabilities, including reasonable attorney fees. Landlord agrees to indemnify and defend Tenant against all claims, demands, and liabilities, including reasonable attorney fees, related to (i) Landlord’s generation, use, storage, or disposal of any hazardous substance at the property in violation of law, and (ii) any hazardous substances in, on, under, or about the premises as of the date of this Lease in violation of law. The indemnification obligations in this section will survive the expiration or termination of this Lease.

27. Subordination to Mortgages. Landlord agrees to make reasonable efforts to obtain a subordination, non-disturbance and attornment agreement for Tenant from the current mortgagee of the Property on the mortgagee’s current standard form. Tenant agrees to attorn to any person who succeeds to Landlord’s interest in the premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, and agrees to sign and deliver, within 15 days after request, any agreement to confirm the attornment that the successor reasonably requests, as long as the successor assumes Landlord’s obligations and recognizes Tenant’s rights under this Lease.

28. Estoppel Certificates. Tenant agrees to sign and deliver an estoppel certificate addressed to Landlord and any other person Landlord designates within 10 business days after request, confirming or correcting any factual matter related to this Lease or the premises. If Tenant does not sign and deliver an estoppel certificate within 10 business days after request, Tenant agrees that Landlord may, in addition to any other rights or remedies, submit to Tenant a completed estoppel certificate that Landlord proposes to sign and deliver with respect to this Lease and the premises based on Landlord’s actual knowledge, and that if Tenant does not sign and deliver an estoppel certificate within 5 days after it receives the proposed completed estoppel certificate, Landlord and the other addressees may rely on the completed estoppel certificate Landlord proposed as if it Tenant had signed and delivered it, and Tenant agrees it will be estopped from denying any statement in such estoppel certificate. But, notwithstanding Landlord’s and the other addressees’ right to rely on any such proposed estoppel certificate, Tenant agrees that its failure to deliver an estoppel certificate when required is a default under this Lease and it agrees to indemnify and defend Landlord against any loss, cost, damage or expense, incidental, consequential, or otherwise, from Tenant’s failure to sign and deliver to Landlord any estoppel certificate when required.

29. Surrender. Tenant agrees it may not voluntarily surrender possession of the premises before the end of the term of this Lease without Landlord’s express written consent and acceptance of possession. Tenant agrees to return exclusive possession of the premises to Landlord when the term expires or this Lease or Tenant’s right to possession is terminated, in the following condition: (a) with all telecommunications equipment and cabling removed in accordance with law; (b) with all alterations it has made to the premises without Landlord’s consent in violation of section 14 removed and any resulting damage repaired; (c) in good order and repair, including with all building systems and equipment that serve only the premises in good working order, subject only to reasonable wear and tear and casualty damage; (d) free of all personal property and garbage and broom clean; and (e) with all damage from its removals and moving out repaired. Landlord agrees Tenant is not required to remove the initial tenant improvements. Tenant agrees to deliver to Landlord, when it returns possession of the premises to Landlord: (1) all keys, key cards, key card systems, and security codes and devices for the premises; (2) originals or copies of all existing plans, drawings, and specifications for any alterations Tenant has made to the premises; (3) originals or copies of all of its records of any hazardous substances generated, used, stored, treated, released, or disposed of in or from the premises during the term; (4) originals or copies of all engineering reports, inspection reports, maintenance logs, inspection reports, and other records on the maintenance, repair, and replacement of the HVAC system and other building systems Tenant received or kept; and (5) any warranties and guarantees that cover any alterations Tenant has made to the premises. If Landlord conditioned its consent to any alterations by Tenant on Tenant removing them from the premises before the term ends, Landlord may, in its sole discretion, either require Tenant to remove the alterations and restore the affected areas at Tenant’s sole cost, or require Tenant to pay Landlord, on the last day of the term or the day Tenant’s right to possession ends, the reasonable cost of removing the alterations and restoring the affected areas, regardless of whether Landlord actually removes or restores the alterations. If the premises are not in the condition this Lease requires when Tenant surrenders possession, Tenant agrees to pay Landlord, within 10 days after demand, the reasonable cost of putting the premises into the condition this Lease requires, regardless of whether Landlord actually performs any or all of such work, plus any other damages Landlord suffers as a result of Tenant’s default. Landlord may, in anticipation of the end of the term, enter the premises to inspect and test the HVAC and other building systems, and Tenant agrees to meet with Landlord, at Landlord’s request, to jointly inspect the premises after it has moved out and before it returns possession, to confirm Tenant has performed all required removals and repairs or replacements. Tenant’s obligations under this section will survive the expiration of the term and termination of this Lease or Tenant’s right to possession.

30. Holding Over. If Tenant remains in possession of any or all of the premises after the term or Tenant’s right to possession ends, Landlord may elect, in its sole discretion, to evict Tenant or to treat Tenant as a hold over tenant. If Landlord elects to evict Tenant, Tenant agrees to pay, as liquidated damages for Landlord’s loss of use of the premises, with respect to each full or partial month in which Tenant retains possession after its right to possession ends, 150% of the monthly rent that was due for the last full calendar month before Tenant’s right to possession ended, plus any additional damages Landlord incurs because it is unable to deliver all or any part of the premises to a new tenant, to the extent Tenant is aware of the new tenant and its plans, plus any other damages and remedies to which Landlord is entitled. If Landlord elects to treat Tenant as a hold over tenant, Tenant will be a tenant of the premises under a new month-to-month tenancy, and not under an extension or renewal of this Lease, on all terms of this Lease other than any that do not apply to or are inconsistent with a month-to-month hold over tenancy, and except that Tenant agrees to pay monthly rent in the amount of 150% of the monthly rent that was due for the last full month before Tenant’s right to possession ended. This section does not limit or waive any other rights or remedies Landlord has under this Lease, at law, or in equity.

31. Notices. All notices in connection with this Lease to Landlord or Tenant must be in writing, must be delivered to the party’s notice recipients listed below, and will only be deemed delivered: (a) when delivered by email to the notice recipient’s email address, if sent on a business day during normal business hours in the recipient’s time zone, or otherwise on the next business day; (b) when personally delivered to the notice recipient; (c) when mailed by certified or registered mail postage prepaid, return receipt requested, to the notice recipient’s street address; or (d) when sent for next business day delivery by a delivery service such as Federal Express or United Parcel Service to the notice recipient at the recipient’s street address. Landlord’s and Tenant’s notice recipients and their addresses are:

Landlord’s notice recipients:

John C. Scholz

Eagle Ridge Partners LLC

Kristin M. Myhre

Eagle Ridge Partners LLC

Steven C. Cox

Fabyanske, Westra, Hart & Thomson, P.A.

Tenant’s notice recipients:

Before Tenant occupies the Premises:

Ron Shelton

Adesto Technologies Corporation

1250 Borregas Ave.

Sunnyvale, CA 94089

After Tenant occupies the Premises:

Ron Shelton

Adesto Technologies Corporation, at the premises

Each of Landlord and Tenant may change its notice recipients by notice in accordance with this section.

32. Financial Statements. Tenant agrees to deliver to Landlord, within 10 business days after request, its and any guarantor’s most recent audited financial statements, including any notes, or, if audited statements have not been prepared, reviewed or compiled financial statements, including any notes, prepared by an independent certified public accountant, if no such statements have been prepared, internally-prepared financial statements. Landlord agrees not to disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except to Landlord’s mortgagee or prospective purchasers or mortgagees, except in litigation between Landlord and Tenant, and except to the extent required by law. Landlord agrees not to require Tenant to deliver financial statements more than once in any 12-month period except when an Event of Default exists and except in connection with a sale or refinancing.

33. Confidentiality. Landlord agrees to use the same care it use with respect to its own proprietary information to maintain the confidentiality of any proprietary, financial, trade secret, or confidential information Tenant provides to Landlord that Tenant labels designates as confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, but Tenant agrees Landlord may disclose such information to its members, managers, employees, attorneys, accountants, affiliates, lenders, and prospective assignees, and any other persons to whom Landlord is at any time obligated to disclose the information by law or legal process.

34. Brokers. Michael Rosendin, Craig Fordyce, Jim Beeger, and Shane Minnis of Colliers International have represented Landlord and Michael E. Filice of CBRE has represented Tenant in connection with this Lease, and each of Landlord and Tenant represents that no other broker, agent, or finder has represented it in connection with this Lease and agrees to indemnify and defend the other against any claim for any broker’s or other commission by any other person who claims to have represented it or to have been engaged by it. Landlord agrees to pay its broker’s commission and to pay a commission to Tenant’s broker in accordance with a separate written agreement between all of the brokers.

35. General. Time is of the essence. This Lease sets forth all agreements between Landlord and Tenant about the premises and supersedes all previous agreements. Landlord and Tenant waive the benefit of any principle that this Lease should be construed against the party that drafted it. If either party is delayed or hindered in or prevented from performing any obligation under this Lease by natural disasters, strikes, lock-outs, labor troubles, inability to obtain materials, power blackouts, government restrictions, riots, war or other similar reasons that are not the fault of that party, the obligation will be postponed for the period of the delay, except that no such delay will excuse Tenant from its obligation to pay all rent when due. If anything in this Lease is invalid or unenforceable, the rest of this Lease will remain in full force and effect. Neither of Landlord and Tenant is a fiduciary of the other, and each waives any claim that the other owes it a fiduciary duty under or in connection with this Lease or the premises. If Landlord sells or otherwise transfers title to the property, Landlord will, without any additional written agreement, be automatically released from all obligations and liabilities that arise under this Lease with respect to any time after the sale or other transfer, except if the transferor does not transfer the security deposit to the new landlord, the transferor landlord will remain liable for the return of the security deposit. Either party’s waiver of any particular breach of this Lease is not a continuing waiver of the relevant provision of this Lease and does not waive any subsequent breach of the same or any other provision. Tenant’s surrender of possession of the premises or any other interest under this Lease or the parties’ cancellation of this Lease does not merge Landlord’s and Tenant’s estates under this Lease or operate as an assignment of any subleases or subtenancies. However, whenever Landlord holds both the landlord’s and tenant’s estates under this Lease, Landlord may, in its sole discretion, treat the landlord’s and tenant’s estate as merged or assume any or all subleases or subtenancies. Tenant agrees not to record this Lease or any memorandum, short form, or notice of this Lease in any real estate records. The internal laws of the State of California, without applying any conflict of laws principles, govern the interpretation and enforcement of this Lease. This Lease may be signed in counterparts and may be delivered electronically.

Signature Pages Follow

Signature Page to Lease

Peterson Ridge LLC

By:	/s/ Kristin M. Myhre
Name:	Kristin M. Myhre
Title:	Director

Signature Page to Lease

Adesto Technologies Corporation

By:	/s/ Ron Shelton
Name:	Ron Shelton
Title:	CFO

EXHIBIT A

Site Plan Depicting the Premises and the Property

EXHIBIT B

Legal Description of the Property

Parcel 1, as shown on the Parcel Map filed for record on October 27, 1978, in Book 429 of Maps, at Page 11, City of Santa Clara, Santa Clara County, California.

EXHIBIT C

Preliminary Test Fit Plan for Tenant’s Work